AMENDMENT NO. 3
TO
THIRD AMENDED AND RESTATED CREDIT AGREEMENT

This Amendment No. 3 to Third Amended and Restated Credit Agreement (this “Amendment”) is executed as of August 30, 2008, by Lazy Days’ R.V. Center, Inc., a Florida corporation (the “Company”), Bank of America, N.A. (successor by merger to Banc of America Specialty Finance, Inc.), as Administrative Agent and as Collateral Agent, and Bank of America, N.A. (successor by merger to Banc of America Specialty Finance, Inc.) and KeyBank National Association, as Lenders, to amend the Third Amended and Restated Credit Agreement, originally dated as of July 15, 1999, amended and restated as of July 31, 2002, amended and restated as of May 14, 2004, amended and restated as of February 22, 2007, amended January 14, 2008, and amended April 14, 2008 (the “Credit Agreement”).

1. Purpose.  The purpose of this Amendment is to amend Sections 1.1(a), 1.1(g), 2.1, 3.2, 3.6, 4.4, 10.2, and 10.4 of the Credit Agreement, to add a new Section 10.29 to the Credit Agreement, to amend Schedule A to the Credit Agreement, and to add a new definition to Schedule B to the Credit Agreement.

2. Capitalized Terms.  Except as expressly provided in this Amendment, all capitalized terms used in this Amendment have the meanings ascribed to them in the Credit Agreement, and those definitions are incorporated by reference into this Amendment.

3. Amendments to Credit Agreement.

(a) Section 1.1(a) of the Credit Agreement is hereby deleted in its entirety and replaced as follows:

Section 1.1. Floor Plan Credit.   (a) General Terms. Subject to the terms and conditions hereof, each Lender severally agrees to extend a revolving line of credit (the “Floor Plan Credit”) to the Company that may be availed of by the Company from time to time during the period from and including the date hereof to but not including the Termination Date, at which time the commitments of the Lenders to extend credit under the Floor Plan Credit shall expire. The maximum amount of the Floor Plan Credit that each Lender agrees to extend to the Company shall be as set forth opposite such Lender’s name on Schedule A hereto under the heading “Floor Plan Commitment”, as such amount may be reduced pursuant hereto (collectively for all Lenders, the “Floor Plan Commitments”). Notwithstanding anything in this Agreement, the Notes, or otherwise to the contrary, the aggregate maximum Floor Plan Commitment through March 31, 2009, will be $100,000,000, and the aggregate maximum Floor Plan Commitment thereafter will be $80,000,000, with each Lender’s respective Floor Plan Commitment for those time periods as specified on Schedule A.

The Floor Plan Credit shall be utilized by the Company solely for the purchase of new or used Floor Plan Units and for Reflooring Borrowings hereinafter referred to and shall be in the form of loans (individually, a “Floor Plan Loan” and collectively, the “Floor Plan Loans”); provided that (a) the aggregate principal amount of Floor Plan Loans outstanding at any one time shall not exceed the Floor Plan Commitments (as the same may be reduced pursuant to Section 8.3) minus the aggregate Unfunded Approved Amounts then outstanding, (b) the aggregate principal amount of Floor Plan Loans then outstanding and representing Borrowings advanced against Eligible Used Floor Plan Units referred to in clauses (ii) and (iii) below (including Reflooring Borrowings made against Eligible Used Floor Plan Units) shall not at any time exceed $26,000,000, (c) the aggregate principal amount of Floor Plan Loans outstanding and representing Borrowings advanced against Floor Plan Units sold to the U.S. Government shall not at any time exceed $8,000,000, (d) the aggregate principal amount of Floor Plan Loans outstanding and representing Borrowings advanced against Floor Plan Units leased under the Program shall not at any time exceed $2,000,000, and (e) each Borrowing against a particular Floor Plan Unit that is leased under the Program shall not at any time exceed $35,000.

Each Borrowing of Floor Plan Loans shall be advanced against individual Floor Plan Units on a specific identification basis, with each Borrowing against an:

(i)           Eligible New Floor Plan Unit to be equal to 100% of the face amount manufacturer invoice (including freight charges), as specified by the applicable manufacturer to the Agent of such Eligible New Floor Plan Unit;

(ii)            Eligible Used Floor Plan Unit that is of the then current model year or the previous seven model years to be equal to the lesser of (x) the actual purchase price of such Floor Plan Unit and (y) 85% of the low wholesale value (as determined by reference to the most recently published National Automotive Dealers Association R.V. Industry Appraisal Guide or, if such guide is no longer published, such comparable report or source of information reasonably designated by the Agent) of such Eligible Used Floor Plan Unit; and

(iii)           Eligible Used Floor Plan Unit that is of the previous eighth, ninth, or tenth model year to be equal to the lesser of (x) the actual purchase price of such Floor Plan Unit, and (y) 65% of the low wholesale value (as determined by reference to the most recently published National Automotive Dealers Association R.V. Industry Appraisal Guide or, if such guide is no longer published, such comparable report or source of information reasonably designated by the Agent) of such Eligible Used Floor Plan Unit.

Each Borrowing of Floor Plan Loans under the Program shall be advanced against individual Floor Plan Units on a specific identification basis and will be subject to all the limits specified in this Section.

(b) Section 1.1(g) of the Credit Agreement is hereby deleted in its entirety and replaced as follows:

(g) Request for Increased Floor Plan Credit Commitments.  At any time after March 31, 2009, and before the Termination Date, the Company may request in writing that the Lenders increase the aggregate Floor Plan Credit Commitments from $80,000,000 to $100,000,000.   The Lenders may make that decision in their sole and absolute discretion and, if they elect to increase the Floor Plan Commitments, may impose any conditions precedent to that increase that they determine are advisable, necessary, or appropriate.  Nothing in this Agreement, any other Financing Document, or otherwise commits the Lenders to increase the Floor Plan Credit Commitments or entitles the Company to any increase in the Floor Plan Commitments at any time.

(c) Section 2.1 of the Credit Agreement is hereby deleted in its entirety and replaced as follows:

Section 2.1. Floor Plan Interest Rate.  Subject to all of the terms and conditions of this Section 2, the Company hereby promises to pay interest on the principal balance of the Floor Plan Loans from time to time outstanding hereunder at (a) an Adjusted LIBOR Rate per annum equal to the LIBOR Rate plus 2.25% (if the Current Ratio for the immediately preceding calendar month is 1.30 or greater) or the LIBOR Rate plus 2.50% (if the Current Ratio for the immediately preceding calendar month is less than 1.30) for the period beginning September 1, 2008, and ending June 30, 2009, and (b) thereafter at the rate per annum equal to the Adjusted Prime Rate or Adjusted LIBOR Rate, as designated by the Company in accordance with this Section 2.1.

For each calendar quarter beginning July 1, 2009, on the date the Company delivers to the Agent the monthly financial statements required by Section 7.1(a) for the months ending March 31, June 30, September 30, and December 31, the Company shall provide written notice to the Agent designating whether the Company desires the Adjusted Prime Rate or the Adjusted LIBOR Rate to apply to all Floor Plan Loans advanced or otherwise outstanding on or after the Change Date until the next Change Date.  For purposes of this Agreement, the “Change Date” means the first day of the first calendar month beginning after the Agent receives the monthly financial statements required by Section 7.1(a) for the months ending March 31, June 30, September 30, and December 31, and the foregoing rate selection notice.  The Agent shall calculate the applicable interest rate using the monthly financial statements required by Section 7.1(a) for the last day of such quarter and shall promptly notify the Lenders of the applicable interest rate after it completes that calculation.  The interest rate selected by the Company for a Change Date (whether the Adjusted Prime Rate or the Adjusted LIBOR Rate) shall apply to all Floor Plan Loans advanced or otherwise outstanding beginning on the Change Date and continuing until the next Change Date.  If the Company fails to provide written notice to the Agent in accordance with this Section 2.1 with respect to a particular Change Date designating whether the Company desires the Adjusted Prime Rate or the Adjusted LIBOR Rate to apply to all Floor Plan Loans advanced or otherwise outstanding until the next Change Date, the Company waives its right to change the rate and the rate then in effect will continue until the next Change Date.

For purposes of this Agreement, (a) “Adjusted LIBOR Rate” means the total of the LIBOR Rate plus the margin specified in column (ii) below based on the Interest Coverage Ratio on the last day of the applicable calendar quarter (whether March 31, June 30, September 30, or December 31), and for the period beginning July 1, 2009, through June 30, 2010, plus .25% if the Current Ratio for the immediately preceding calendar month is less than 1.30, and (b) “Adjusted Prime Rate” means the total of the Prime Rate plus the margin specified in column (iii) below based on the Interest Coverage Ratio on the last day of the applicable calendar quarter (whether March 31, June 30, September 30, or December 31), and for the period beginning July 1, 2009, through June 30, 2010, plus .25% if the Current Ratio for the immediately preceding calendar month is less than 1.30.

During each period in which the Adjusted LIBOR Rate applies to the Floor Plan Loans, that rate will be adjusted on the first day of each one (1) month period to reflect any changes in the LIBOR Rate since the last monthly adjustment date, provided however, if that day is not a Business Day, at the Agent’s option, the adjustment will be effective on the next succeeding Business Day.  Likewise, during each period in which the Adjusted Prime Rate applies to the Floor Plan Loans, that rate will be adjusted and take effect on the first day of the next billing cycle after the public announcement of a change in the Prime Rate.

For the period beginning on July 1, 2009, and thereafter:

(i) If the Interest Coverage Ratio on the last day of the applicable calendar quarter is:	(ii) The Adjusted LIBOR Rate is LIBOR plus*:	(iii) The Adjusted Prime Rate is Prime Rate Plus*:
Less than 1.25	2.25%	-.10%
Greater than or equal to 1.25, but less than 1.35	1.90%	-.45%
Greater than or equal to 1.35, but less than 1.40	1.75%	-.60%
Greater than or equal to 1.40	1.50%	-.85%

*plus ..25% if the Current Ratio for the immediately preceding calendar month is less than 1.30 during the period July 1, 2009, through June 30, 2010.

Notwithstanding anything in this Section 2.1 to the contrary, if the Interest Coverage Ratio at the end of any calendar month is less than the ratio permitted by Section 10.2 for the applicable calendar month, the Overdue Rate will apply.

(d) Section 3.2 of the Credit Agreement is hereby deleted in its entirety and replaced as follows:

Section 3.2. Unused Floor Plan Line Fee.  For the period from and including September 1, 2008, through June 30, 2010, the Company shall pay to the Agent for the benefit of the Lenders an unused floor plan line fee at a per annum rate equal to .20% (computed on the basis of a year of 360 days, as the case may be, for the actual number of days elapsed), on the average daily unused portion of such Lender’s Floor Plan Commitment.  For the period from and including July 1, 2010, to but not including the Termination Date, the Company shall pay to the Agent for the benefit of the Lenders an unused floor plan line fee (based on the Company’s Interest Coverage Ratio) at the following per annum rates, as applicable (computed on the basis of a year of 360 days, as the case may be, for the actual number of days elapsed), on the average daily unused portion of such Lender’s Floor Plan Commitment:

If the Interest Coverage Ratio is:	The applicable per annum rate will be:
Less than 1.20	.25%
Greater than or equal to 1.20, but less than 1.25	.20%
Greater than or equal to 1.25, but less than 1.35	.15%
Greater than or equal to 1.35	.15%

Such unused line fee shall be computed on and payable quarterly in arrears on the last day of each calendar quarter and on the Termination Date.  The Agent shall provide the Company with a statement showing the calculation of such fee in reasonable detail at the time of the invoicing of such fee.

(e)	Section 3.6 of the Credit Agreement is deleted and replaced in its entirety as follows:

Section 3.6 Unused Revolving Credit Line Fee.  For the period from and including July 1, 2008, through September 30, 2008, the Company shall pay to the Agent for the benefit of the Lenders an unused revolving credit line fee at a per annum rate equal to ..20% (computed on the basis of a year of 360 days, as the case may be, for the actual number of days elapsed), on the average daily unused portion of the Lender’s Revolving Line of Credit Commitment.  For the period from and including October 1, 2008, to but not including the Termination Date, the Company shall pay to the Agent for the benefit of the Lenders an unused revolving credit line fee at a per annum rate equal to .30% (computed on the basis of a year of 360 days, as the case may be, for the actual number of days elapsed), on the average daily unused portion of the Lender’s Revolving Line of Credit Commitment.  That unused line fee will be computed on and payable quarterly in arrears on the last day of each calendar quarter (commencing July 1, 2008), and on the Termination Date.  The Agent shall provide the Company with a statement showing the calculation of the fee in reasonable detail at the time of the invoicing of the fee.

(f)	Section 4.4 of the Credit Agreement is hereby deleted in its entirety.

(g)	Section 10.2 of the Credit Agreement is hereby deleted and replaced in its entirety as follows:

           Section 10.2 Interest Coverage Ratio.  The Company is not subject to any minimum Interest Coverage Ratio for the period beginning August 1, 2008, through June 30, 2009.  Thereafter, the Company will not permit the Interest Coverage Ratio at the end of the each calendar month to be less than:  (a) 1.00 for each of the full calendar months beginning July 1, 2009, and through September 30, 2009; (b) 1.05 for each of the calendar months beginning October 1, 2009, through December 31, 2009; (c) 1.10 for each of the full calendar months beginning January 1, 2010, through March 31, 2010; (d) 1.15 for each of the full calendar months beginning April 1, 2010, through June 30, 2010; and (e) 1.25 for any calendar month thereafter.

(h)	Section 10.4 of the Credit Agreement is hereby deleted and replaced in its entirety as follows:

          Section 10.4 Current Ratio.  During the period beginning on September 1, 2008, and ending June 30, 2010, the Company will not permit the Current Ratio at the end of each calendar month to be less than 1.25.  During the period beginning July 1, 2010, the Company will not permit the Current Ratio (a) at the end of any calendar quarter ending March 31, June 30, or September 30, to be less than 1.20, and (b) at the end of each calendar quarter ending December 31 to be less than 1.17.

(i)	A new Section 10.29 is added to the Credit Agreement immediately after Section 10.28:

Section 10.29  Working Capital.  During the period beginning September 1, 2008, through June 30, 2010, the Company shall not permit its Working Capital at the end of any calendar month to be less than $26,000,000.

(j)	Schedule A to the Credit Agreement is replaced in its entirety with the Schedule A attached to this Amendment.

(k)	A definition of “Working Capital” is added to Schedule B to the Credit Agreement in the appropriate place in alphabetical order:

“Working Capital” means the amount by which Current Assets exceeds Current Liabilities as of the end of any calendar month.

4. Affirmations; Representations and Warranties.  The Company confirms to the Lenders and the Agent that (a) all representations and warranties of the Company in the Financing Documents, except in each case for those that relate specifically to any earlier date, are correct in all Material respects, (b) the Company has performed and complied with all agreements and conditions contained in the Financing Documents required to be performed or complied with by it before the date of this Amendment, (c) after giving effect to this Amendment, no Default or Event of Default, violations, or other default exists under the Agreement or the Financing Documents as of the date of this Amendment, (d) the Company has not changed its jurisdiction of incorporation since July 15, 1999, and (e) the Company and RV Acquisition have not been parties to any merger, recapitalization, share exchange, or consolidation and have not succeeded to all or any substantial part of the liabilities of any other Person, at any time following July 15, 1999, except for the Related Transactions and the Related Transactions (as defined in the First Amended and Restated Credit Agreement).  Additionally, the Company represents and warrants to the Agent and the Lenders that:

(i)           the Company has the legal capacity to execute, deliver, and perform its obligations pursuant to this Amendment and to perform its obligations pursuant to the Financing Documents, as amended by this Amendment;

 (ii)           the performance by the Company of its obligations pursuant to the Financing Documents, as amended by this Amendment, and the execution and delivery of this Amendment by the Company, require no authorization or approval or other action by, and no notice to or filing with, or other consent by, any Governmental Authority or other Person and do not (A) contravene, or constitute a default under, any provision of any applicable law or regulation, or any agreement, indenture, judgment, order, decree, or other instrument binding upon the Company or its properties, or (B) result in the creation or imposition of any Lien (except those in favor of the Agent) on any asset of the Company;

(iii)           this Amendment has been duly executed and delivered by the Company; and

(iv)           the Credit Agreement, as amended by this Amendment, constitutes the legal, valid, and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by (A) applicable bankruptcy, insolvency, reorganization, moratorium, or other similar laws affecting the enforcement of creditors’ rights generally, and (B) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or in law).

5. Miscellaneous.  This Amendment shall be governed by the laws of the State of New York and the federal laws of the United States of America, excluding the laws of those jurisdictions pertaining to resolution of conflicts with laws of other jurisdictions.  The Company shall pay on demand all fees, costs, and expenses of the Agent and the Lenders in connection with the preparation, execution, and delivery of this Amendment and all other agreements, instruments, and other documents related to the foregoing, including without limitation the fees, charges, and other expenses of counsel to the Agent and the Lenders.  Except as amended by this Amendment, the Agreement remains in full force and effect.  This Amendment will be effective as of August 30, 2008, when (a) the Agent shall have received a signature page to this Amendment from each of the parties to this Amendment, (b) the Company shall have paid to the Agent an amendment fee of $250,000.00, (c) the Company shall have paid all fees, costs, and expenses of counsel to the Agent and the Lenders, and (d) the Company shall have delivered to the Agent a Certificate of its Corporate Secretary that the attached resolutions were adopted by a majority of the Board of Directors of the Company authorizing the execution, delivery, and performance of this Amendment by the Company.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed and delivered (in each of their respective capacities (including agency capacities)) as of the day and year first above written.

[SIGNATURES ON NEXT PAGE]

LAZY DAYS’ R.V. CENTER, INC.

By:        /s/ Randy Lay
              Randy Lay, Vice President

BANK OF AMERICA, N.A. (as successor by merger to Banc of America Specialty Finance, Inc.), as Administrative Agent, as Collateral Agent, and as Lender

By:           /s/ Joe Sagneri
Its:           Senior Vice President

KEYBANK NATIONAL ASSOCIATION, as Lender

By:           /s/ Brian McDevitt
Its:           Vice President

Schedule A
(Revised August 30, 2008)
 to
Third Amended and
Restated Credit Agreement

NAME AND ADDRESS OF LENDERS
Notices:	Bank of America, N.A. (successor by merger to Banc of America Specialty Finance, Inc.) 1355 Windward Concourse Alpharetta, GA 30005-8899 Attention: Joe Sagneri Telecopier No.: (678) 339-9120
Payments:	Account No.: 375 320 7600 (re: LAZY DAYS R.V. CENTER, INC.) ABA No.: 1110000012
Floor Plan Commitment:	September 1, 2008, through March 31, 2009 – $53,000,000 April 1, 2009 through Termination Date – $42,400,000
Revolving Line of Credit Commitment:	$7,941,000
Notices:	KeyBank National Association Mailcode: OH-01-49-0422 4900 Tiedeman Road Brooklyn, OH 44144 Attention: Brian McDevitt Telecopier No.: (216) 813-6414
Payments:	Account No.: 3057 (re: LAZY DAYS R.V. CENTER, INC.) ABA No: 041001039
Floor Plan Commitment:	September 1, 2008, through March 31, 2009 – $47,000,000 April 1, 2009 through Termination Date – $37,600,000
Revolving Line of Credit Commitment:	$7,059,000
Notices with respect to payments:	KeyBank National Association Specialty Finance Service Reference: Lazy Days’ R.V. Center, Inc. Attn: Wavia Jones